Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT NORTHERN NEW ENGLAND LABOR UNIONS RATIFY COLLECTIVE BARGAINING AGREEMENTS

Manchester, N.H. (February 22, 2015) - FairPoint Communications, Inc. (Nasdaq: FRP), a leading communications provider, announced that today, Sunday, February 22, 2015, the membership of the IBEW, T-9 Council and the Communications Workers of America, Local 1400 ratified the tentative collective bargaining agreements between FairPoint and the labor unions.

“We are glad that the unions have ratified these agreements that provide excellent pay and benefits while allowing FairPoint to rationalize its employee costs to position the company to compete and serve the customers and communities of northern New England,” said Paul Sunu, Chief Executive Officer of FairPoint. “These agreements also allow our 1,700 union-represented employees to return to work and focus on our collective goal of serving our customers with excellence. While the negotiations were often challenging, congratulations are in order for both negotiating teams for forging what appears to be win-win agreements. I would also like to thank the numerous public officials for their guidance and support, publicly and privately, that helped lead to these agreements.”

Highlights of the collective bargaining agreements are as follows:

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The defined benefit pension plan will be closed to new employees. For existing employees, past accruals have been frozen and future defined benefit accruals will be at 50% of prior rates and capped after 30 years of total credited service.

•	No change to the 401(k) plan with a dollar-for-dollar match up to 5% of eligible pay.

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Retiree medical for active employees will be eliminated, except for a transitional monthly stipend for eligible employees who elect to retire in the first 30 months of the contract period. To be eligible for the stipend an employee must, among other criteria, have been granted a pension under the defined benefit pension plan. The monthly stipend shall not exceed $800 per retiree, plus an additional $400 for a retiree’s spouse, and shall only be for reimbursement of medical insurance premiums. The stipend will be available only until the retiree reaches age 65, or dies, among other limitations.

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Employees will participate in the NECA/IBEW multi-employer medical plan. For 2015, the company’s contribution is approximately equal to 79% of the cost had these employees been on the company’s management health plan. Further, annual increases in the company’s costs are capped at 4% per year.

•	For existing employees there will be a delayed ratification payment of $400, with general wage increases of 1% in August 2016 and 2% in August 2017.

•	New hire wage rate increases will occur at 12-month intervals versus 6-month intervals under the expired agreements.

•	Paid sick days will be limited to 6 per year versus unlimited paid sick days under the expired agreements.

•	Short term disability will be limited to 6 months with a 60% of normal salary benefit versus 12 months and a 100% of normal salary benefit under the expired agreements.

•	Prohibitions on layoffs included in the expired agreements were eliminated.

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Subcontracting rules were liberalized to permit subcontracting in a variety of circumstances including weather emergencies, spikes in service workloads and where management determines that due to evolving technological needs, different skills are necessary.

•	Other operational rules such as call-outs, standby and transfers among locations were liberalized.

•	The term of the collective bargaining agreements are from February 22, 2015 through August 4, 2018.

“With this contract in hand, and the flexibility to manage our workforce more effectively, we are better positioned to provide the telecommunications services northern New England wants and needs,” Sunu continued. “We know that our unionized workforce shares FairPoint’s core goal of providing great customer service and competitive prices for communications products and services. Achieving this goal allows our company to continue to invest in the region’s telecommunications infrastructure, provide good jobs and help grow the regional economy.”

“I would like to personally thank our management team for their extraordinary efforts during the strike, but we understand that this dispute, combined with historic winter weather, has caused service disruption for some of our valued customers, and we appreciate the public’s patience during this time. Our near-term plan is to utilize our returning unionized workforce in conjunction with the contractors we have in the region to quickly address any remaining service and installation issues and resume normal operations as soon as possible.”

“We are committed to the region and are proud to continue our involvement with community causes that help make northern New England a great place to work and live. As a small part of that commitment, I am pleased to announce the company is making a $10,000 contribution in the name of our entire workforce to the United Way of Maine, New Hampshire and Vermont,” Sunu concluded.

Estimates of the impact of the agreements on the company’s financial statements will be provided when the company releases 2014 fourth quarter and full year earnings in early March.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

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